Exhibit 99.1

JetPay® Corporation Announces Third Quarter 2014 Financial Results

Berwyn, PA – November 17, 2014 – JetPay® Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”) announced financial results for the third quarter ended September 30, 2014.

Key Highlights for the Third Quarter 2014

•	Revenues were up 3.7% to $23.63 million for the nine months ended September 30, 2014 as compared to $22.79 million for the same period in 2013, and $7.74 million for the three months ended September 30, 2014, comparable to revenues for the same period in 2013 of $7.81 million.

•	Gross profit increased 3.7% to $9.35 million, or 39.6% of reported revenues, for the nine months ended September 30, 2014, up from $9.02 million, or 39.6% of reported revenues, for the nine months ended September 30, 2013. Similarly, gross profit increased 2.6% to $2.88 million, or 37.2% of reported revenues, for the three months ended September 30, 2014, up from $2.81 million, or 35.9% of reported revenues, for the three months ended September 30, 2013.

•	Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) was $(111,000) and $180,000 for the three and nine months ended September 30, 2014, respectively. EBITDA, adjusted for non-recurring and non-cash items, (“adjusted EBITDA”) - (see reconciliation of operating (loss) income to EBITDA and adjusted EBITDA below), for the nine months ended September 30, 2014 was $1.86 million, or 7.9% of revenues as compared to $2.92 million, or 12.8% of revenues for the same period in 2013. The decrease in adjusted EBITDA in the current year was largely related to the Company’s investment in significantly expanding its professional sales team and investments in its technology platform and new products and services, such as its recently launched MAC prepaid Visa® card, its Payroll Services’ Workforce Today™ human resource management product, roll-out of the OneCall program featuring American Express’ OptBlue, and other enhancements to its credit and debit card processing platform.

•	The ratio of our total debt to total capitalization, which consists of total debt of $18.8 million and convertible preferred stock and stockholders’ equity totaling $34.8 million, was 35% at September 30, 2014.

•	JetPay announced the closing of the acquisition of ACI Merchant Systems, LLC (“ACI”), a Langhorne, Pennsylvania based debit and credit card processing company. ACI, founded in 2004 by Michael Collester, provides debit and credit card processing services in partnership with banks, credit unions, and other financial institutions, as well as industry associations. ACI delivers these high-quality products and services using scale and service economies that individual banks and credit unions would not be able to provide. ACI services several thousand businesses, primarily in the Mid-Atlantic and Northeast regions of the United States. JetPay, combined with ACI, will process approximately $20 billion in payments for approximately 14,000 businesses throughout the United States.

Bipin C. Shah, Chairman and CEO of JetPay Corporation, stated: “We saw significant developments in our sales and technology platforms in 2014, positioning JetPay for solid growth in 2015. The addition of ACI we believe will help us to accelerate that growth.” Mr. Shah further commented, “I continue to be encouraged by the results of our ongoing cross selling efforts and the growth we continue to see in new customers in our Payments and Payroll processing platforms. This growth in revenues has provided increased gross profits year over year and positive cash flow exclusive of the non-recurring expenses we have incurred as we continue to resolve open litigation. These results are especially positive considering the significant investments we are making in expanding our professional sales organization and our investments in our technology platforms and professionals to insure we maintain our strength in the card-not-present processing market and as we continue to develop new products and services that will differentiate us from other payment companies and strengthen the recognition and value of our JetPay name.”

Financial Results, Third Quarter of 2014 Compared to Third Quarter of 2013

Revenues were $7.74 million for the three months ended September 30, 2014, comparable to $7.81 million for the same period in 2013. Revenues for JetPay’s Payroll Services division increased $71,000, or 2.4%, for the three months ended September 30, 2014 as compared to the same period in 2013. This increase was attributable to net growth in volume of payroll and related payroll taxes processed. Revenues for JetPay’s Payment Services division decreased $149,000, or 3.1%, for the three months ended September 30, 2014 compared to the same period in 2013. The most significant decrease was within our JetPay Payment Services’ processing and clearing business as a result of the loss of a large processing customer, partially offset by an increase in revenues from one of our larger card-not-present customers and increases in our ISO business.

Operating loss for the three months ended September 30, 2014 was $(763,000), compared to an operating loss of $(402,000) for the same period in 2013. Operating loss is after subtracting depreciation and amortization expense of $654,000 and $653,000 for the three months ended September 30, 2014 and 2013, respectively. The increase in the operating loss was attributable to an increase in selling, general, and administrative (“SG&A”) expenses of $446,000 which included non-recurring legal settlement costs of $89,000, start-up expenses relating to the Company’s new Card Services division of $150,000, and professional fees incurred in resolving open litigation legal and for acquisition related costs of $313,000. The increase in SG&A is part of the positioning of the Company for growth in 2015.

Net loss for the three months ended September 30, 2014 was $(2.1) million, or a net loss applicable to common stockholders of $(2.6) million after accretion of convertible preferred stock of $574,000, a loss per share applicable to common stockholders of $(0.22) per share, compared to a net loss of approximately $(3.5) million, or a loss of $(0.30) per share, for the three months ended September 30, 2013. The decrease in net loss was primarily related to a change in fair value of derivative liability resulting in a $1.7 million improvement over the same period in the prior year and a decrease in interest expense of $200,000, partially offset by the increase in SG&A expenses described above.

Financial Results, First Nine Months of 2014 Compared to the First Nine Months of 2013

Revenues were $23.63 million for the nine months ended September 30, 2014 as compared to $22.79 million for the same period in 2013, representing an increase of $836,000, or 3.7%. Revenues for JetPay’s Payroll Services division increased $320,000, or 3.4%, for the nine months ended September 30, 2014 as compared to the same period in 2013. This increase is directly related to a 3% rate increase implemented in the second quarter of 2013 combined with net growth in volume of payroll and related payroll taxes processed. Revenues for JetPay’s Payment Services division increased $516,000, or 3.8%, for the nine months ended September 30, 2014 compared to the same period in 2013, primarily due to a change in accounting for reporting certain processing revenues in June 2013 as a result of a transfer of its processing to a new sponsoring bank and growth from new and existing merchant and ISO customers.

Operating loss for the nine months ended September 30, 2014 was $(1.79) million, compared to operating income of $81,000 for the same period in 2013. Operating (loss) income is after subtracting depreciation and amortization expense of $2.0 million in each of the nine months ended September 30, 2014 and 2013. The decrease in the operating income was attributable to an increase in SG&A expenses of $1.6 million, which included non-recurring legal settlement costs of $571,000 and a non-cash loss on the disposal of fixed assets of $237,000. The increase in SG&A expenses also included an investment in personnel in our sales and technology areas, $260,000 of non-cash stock-based compensation expense, $611,000 of professional fees incurred in resolving open litigation legal and for acquisition related costs, and $417,000 of start-up expenses relating to the Company’s new Card Services division.

Net loss for the nine months ended September 30, 2014 was approximately $(5.8) million, or a net loss applicable to common stockholders of $(7.4) million after accretion of convertible preferred stock of $1.6 million, a loss per share applicable to common stockholders of $(0.63) per share, compared to a net loss of $(4.3) million, or a loss of $(0.37) per share, for the nine months ended September 30, 2013. The increase in net loss was directly related to the increase in SG&A expenses noted above partially offset by a decrease in interest expense of $512,000. Net loss also includes non-cash amortization of deferred financing costs, debt discounts and conversion options of $2.86 million and $2.64 million for the nine months ended September 30, 2014 and 2013, respectively. A significant part of these non-cash expenses will not recur in 2015 as a majority of these expenses relate to the $10 million convertible secured notes due to mature in December 2014.

About JetPay Corporation

JetPay Corporation, based in Berwyn, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing and other financial transactions. JetPay provides a one vendor solution for payment services, debit and credit card processing, ACH services, and payroll and tax processing needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company’s vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Non-GAAP Financial Measures

This press release includes EBITDA and adjusted EBITDA, non-GAAP financial measures, as defined in Regulation G of the Securities and Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with financial measures it uses in the management of its business. The Company defines EBITDA as operating income, before interest, taxes, depreciation, amortization of intangibles, and non-cash changes in the fair value of contingent consideration liability. The Company defines adjusted EBITDA as EBITDA, as defined above, plus certain non-recurring items, including certain legal and professional costs for non-repetitive matters, legal settlement costs, non-cash stock option costs, and non-cash losses on the disposal of fixed assets. These measures may not be comparable to similarly titled measures reported by other companies. Management uses operating EBITDA and adjusted EBITDA as indicators of the Company’s operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations. Management believes operating EBITDA and adjusted EBITDA are helpful to investors in evaluating the Company’s operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded. EBITDA and adjusted EBITDA are supplemental non-GAAP measures, which have limitations as an analytical tool. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. For a description of our use of EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to operating (loss) income, see the section of this press release titled “EBITDA and adjusted EBITDA Reconciliation.”

EBITDA and adjusted EBITDA Reconciliation

(000’s omitted)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating (loss) income	$(763)	$(402)	$(1,790)	$81
Change in fair value of contingent consideration liability	(2)	10	(10)	(570)
Amortization of intangibles	560	560	1,680	1,680
Depreciation	94	93	300	292

EBITDA	$(111)	$261	$180	$1,483

Professional fees for non-repetitive matters	313	235	611	1,324
Legal settlement costs	89	-	571	-
Non-cash stock option costs	92	110	260	110
Non-cash loss on disposal of fixed asset	-	-	237	-

Adjusted EBITDA	$383	$606	$1,859	$2,917

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2013, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward- looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

JetPay Corporation	-or-	JetPay Corporation
Peter Davidson, Vice Chairman		Joan Wurzel, Senior Vice President
Chief Marketing Officer		Director of Corporate Communications
(484) 324-7980		(610) 747-0256
Peter.Davidson@jetpaycorp.com		Joan.Wurzel@jetpaycorp.com

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JetPay Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013

Processing revenues	$7,735	$7,813	$23,630	$22,794
Cost of processing revenues	4,856	5,008	14,277	13,773

Gross profit	2,879	2,805	9,353	9,021

Selling, general and administrative expenses	2,990	2,544	9,173	7,538
Change in fair value of contingent consideration liability	(2)	10	(10)	(570)
Amortization of intangibles	560	560	1,680	1,680
Depreciation	94	93	300	292

Operating (loss) income	(763)	(402)	(1,790)	81

Other expenses (income)
Interest expense	411	619	1,226	1,738
Amortization of deferred financing costs, debt discounts and conversion options	980	905	2,855	2,636
Change in fair value of derivative liability	(150)	1,560	(210)	(100)
Other income	(1)	-	(5)	(1)

Loss before income taxes	(2,003)	(3,486)	(5,656)	(4,192)

Income tax expense	51	27	155	85

Net loss	(2,054)	(3,513)	(5,811)	(4,277)
Accretion of convertible preferred stock	(574)	-	(1,621)	-

Net loss applicable to common stockholders	$(2,628)	$(3,513)	$(7,432)	$(4,277)

Basic and diluted loss per share applicable to common stockholders	$(0.22)	$(0.30)	$(0.63)	$(0.37)

Weighted average shares outstanding:
Basic and diluted	11,863,823	11,529,094	11,750,122	11,524,881

JetPay Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and par value information)

	September 30, 2014	December 31, 2013
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$3,936	$4,799
Restricted cash	180	121
Accounts receivable, less allowance for doubtful accounts	1,345	2,089
Settlement processing assets	12,328	18,876
Prepaid expenses and other current assets	788	614
Current assets before funds held for clients	18,577	26,499
Funds held for clients	30,651	32,521
Total current assets	49,228	59,020
Property and equipment, net	1,104	1,252
Goodwill	31,166	31,166
Identifiable intangible assets, net	21,131	22,811
Deferred financing costs, net	622	2,335
Other assets	4,505	5,151
Total assets	$107,756	$121,735

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligation	$11,058	$10,674
Accounts payable and accrued expenses	9,263	12,154
Settlement processing liabilities	11,554	18,140
Deferred revenue, derivative liability and other current liabilities	2,393	2,605
Current liabilities before client fund obligations	34,268	43,573
Client fund obligations	30,651	32,521
Total current liabilities	64,919	76,094
Long-term debt and capital lease obligation, net of current portion	7,776	8,071
Deferred income taxes	239	239
Other liabilities	20	109
Total liabilities	72,954	84,513

Commitments and Contingencies

Redeemable Convertible Preferred Stock	11,967	8,221

Stockholders’ Equity	22,835	29,001
Total Liabilities and Stockholders’ Equity	$107,756	$121,735